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                                                                      EXHIBIT 12

                      Statements Regarding Computation of Ratios

  The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated below. The computations of other ratios are evident from the information presented in this Form 10-K.

BANK ONE CORPORATION and Subsidiaries
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                    --------    -------     -------     --------     --------
(In millions, except ratios)                        2000 (1)     1999        1998         1997         1996
                                                    --------    -------     -------     --------     --------
EXCLUDING INTEREST ON DEPOSITS:
 Pretax income from continuing operations           $(1,080)    $ 4,974     $ 4,465      $ 4,427      $ 4,842
 Earnings from unconsolidated entities under
  the equity method of accounting                      (129)        (47)         34           (6)          (4)
 Fixed charges, excluding capitalized interest        5,198       3,719       3,321        3,196        3,056
                                                    -------     -------     -------      -------      -------
    Adjusted pretax earnings base                     3,989       8,646       7,820        7,617        7,894

Interest, excluding interest on deposits              5,105       3,622       3,235        3,096        2,961
Rental factor                                            93          97          90          100           97
Capitalized interest                                      9           2           3           (1)           4
                                                    -------     -------     -------      -------      -------
    Fixed charges                                     5,207       3,721       3,328        3,195        3,062
Consolidated ratios of earnings to fixed
 charges, excluding interest on deposits                0.8x        2.3x        2.3x         2.4x         2.6x

INCLUDING INTEREST ON DEPOSITS:
 Pretax income from continuing operations            (1,080)      4,974       4,465        4,427        4,842
 Earnings from unconsolidated entities under
  the equity method of accounting                      (129)        (47)         34           (6)          (4)
 Fixed charges, excluding capitalized interest       11,335       8,370       8,268        8,183        7,914
                                                    -------     -------     -------      -------      -------
    Adjusted pretax earnings base                    10,126      13,297      12,767       12,604       12,752

Interest, including interest on deposits             11,242       8,273       8,177        8,084        7,819
Rental factor                                            93          97          90          100           97
Capitalized interest                                      9           2           3           (1)           4
                                                    -------     -------     -------      -------      -------
    Fixed charges                                    11,344       8,372       8,270        8,183        7,920
Consolidated ratios of earnings to fixed
 charges, including interest on deposits                0.9x        1.6x        1.5x         1.5x         1.6x

(1) Results for the year ended December 31, 2000, were insufficient to cover fixed charges. The coverage deficiency was approximately $1.2 billion.